UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 23, 2009
RailAmerica, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-32579	65-0328006

(Commission File Number)	(IRS Employer Identification No.)
7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256

(Address of Principal Executive Offices) (Zip Code)
(800) 342-1131

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On December 18, 2009, RailAmerica, Inc. (the “Company”) announced that its subsidiary, RaiLink Canada Ltd. (“RaiLink”), entered into an Amended and Restated Master Agreement (“Master Agreement”) with the Canadian Pacific Railway (“CP”) to terminate its lease of the Ottawa Valley Railway (“OVR”) line. Under the terms of the Master Agreement, the Company received C$73 million in gross proceeds. The Company estimates that it will receive net cash proceeds after taxes and transaction related expenses of C$69 to C$70 million.
RaiLink will terminate its lease of the CP-owned OVR rail line between Smiths Falls and Camspur, near Petawawa, ON, effective upon clearance of the remaining cars from the line. Under the Canada Transportation Act, CP has 60 days to determine whether train service will be restored on the line. RaiLink will continue to maintain and operate the CP-owned rail lines between Sudbury and Mattawa, ON, Mattawa and Temiscaming, PQ, and Mattawa and Camspur until dates in 2010 to be determined by CP.
The OVR operation consists of 342 mainline miles of track and primarily transports bridge traffic, chemicals, and pulp and paper products. For the nine months ended September 30, 2009, total revenue for OVR was C$13.3 million, operating income was C$4.6 million, depreciation/amortization expense was C$0.4 million and capital expenditures were C$0.7 million. The Company will record the income or loss from these operations in discontinued operations beginning in the fourth quarter of 2009.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits
     (d) The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release, dated December 18, 2009, issued by RailAmerica, Inc. announcing the early termination of Ottawa Valley Railroad Lease with Canadian Pacific.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAILAMERICA, INC.
Date: December 23, 2009	By:	/s/ B. Clyde Preslar
		Name:	B. Clyde Preslar
		Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated December 18, 2009, issued by RailAmerica, Inc. announcing the early termination of Ottawa Valley Railroad Lease with Canadian Pacific.